Exhibit 99.1

KODIAK OIL & GAS CORP. RECEIVES NOTIFICATION LETTER FROM NYSE AMEX

DENVER — August 20, 2010 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG) (“Kodiak”), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, announced today that it received a warning letter from the NYSE Amex LLC (“NYSE Amex”) that Kodiak is not in compliance with Section 803A(1) of the NYSE Amex LLC Company Guide (the “Company Guide”), in that its board of directors does not have a majority of independent directors, and Section 803B(2)(a) of the Company Guide, in that its audit committee is not comprised of at least three independent directors.  Such non-compliance is a result of the previously announced resignation of Don A. McDonald from Kodiak’s board of directors and committees thereof.  Kodiak has until the earlier of its next annual shareholders’ meeting or one year from Mr. McDonald’s resignation to regain compliance with the applicable NYSE Amex requirements.  Kodiak is continuing its search for a replacement director and expects that it will appoint a replacement director within the foregoing time period and therefore regain compliance with the applicable listing standards.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  Kodiak’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “intend”, “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding Kodiak’s expectations relating to the appointment of a new director and its future compliance with listing standards.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11